Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the S-3 registration statement (File No. 333-208784) and the S-8 registration statements (File Nos. 333-184884 and 333-204129) of ClearSign Combustion Corporation of our report dated March 3, 2016 with respect to the audited financial statements of ClearSign Combustion Corporation for the year ended December 31, 2015.

/s/ Gumbiner Savett Inc.

March 3, 2016

Santa Monica, California